UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 9, 2008

Familymeds Group, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement, and
Item 2.01 Completion of Acquisition or Disposition of Assets

Sale of Remaining Operations

As previously disclosed, Familymeds Group, Inc., a Nevada corporation (the “Company”), is operating under a plan of complete liquidation and dissolution adopted by its shareholders on March 30, 2007 (the “Plan”), and, consistent with such Plan, has sold substantially all of its operating assets. However, despite continued efforts, the Company had been unable to sell, and had continued to operate (through its subsidiary, Familymeds, Inc.) one retail pharmacy located in Connecticut, one long term care pharmacy located in Massachusetts, the internet business known as www.familymeds.com and two specialty retailing nutrition/cosmetic stores. Among other things, the Company presented the opportunity to acquire these assets to several pharmacy chains, independent potential buyers and investment groups, all of whom passed on the opportunity. Accordingly, as previously disclosed, the Company began holding informal discussions with certain members of management that indicated an interest in buying the assets and assuming the lease obligations relating thereto.

On January 9, 2008, the Board of Directors of the Company approved the sale, and the Company sold (effective December 31, 2007), these remaining operations to two companies affiliated with members of management, as follows:

1.
Dante Capital Management, LLC, a company affiliated with Edgardo Mercadante, our Chief Executive Officer, President and Chairman of the Board, purchased the assets (including inventory and accounts receivable) of the Company’s one remaining retail pharmacy located in Connecticut, the internet business known as www.familymeds.com and the two remaining specialty retailing nutrition/cosmetic stores. The purchase price was approximately $1.1 million, of which 10% ($110,800) was paid in cash at closing and the balance (approximately $997,200) was paid through the delivery of a promissory note, with an interest rate of 7.25%, and a term of six months (with one extension period of six months). Additionally, Dante Capital assumed approximately $1.05 million in facility lease liabilities related directly to the acquired businesses.

2.
Diversified Specialty Pharmacy, a company affiliated with James Searson, our Chief Financial Officer and a director of the Company, purchased the assets related to our one remaining long term care pharmacy operating under the brand name Familymeds located in Massachusetts. The purchase price was approximately $324,000, of which 10% ($32,400) was paid in cash at closing and the balance (approximately $291,600) was paid through the delivery of a promissory note, with an interest rate of 7%, and a term of six months (with one extension period of six months). Additionally, Dante Capital assumed approximately $220,000 in facility lease liabilities related directly to the acquired businesses.

The original forecasted liquidation value of the assets related to these ongoing operations ranged from $1.0 million to $1.3 million and the lease liabilities related to those operations totaled approximately $1.3 million.

The sales were made effective as of December 31, 2007 (for purposes of allocating liabilities, accounts payable, and accounts receivable, amongst other things). Effective as of that date, as a result of such sales, the Company no longer operates any businesses.

Settlement of Litigation

As previously disclosed, on November 12, 2003, Phil & Kathy’s, Inc., d/b/a Alliance Wholesale Distributors (“Alliance”), served a complaint against the Company seeking to recover the non-payment of open invoices approximating $2.0 million based upon an alleged breach of contract for the sale of pharmaceuticals. On December 18, 2003, the Company filed an answer and counterclaim. The counterclaim sought to recover lost profits and other damages relating to the sale of twenty allegedly counterfeit bottles of Lipitor by Alliance to the Company. Pending the conclusion of the litigation, the Company recorded a trade payable balance due to Alliance of approximately $1.5 million.

Effective January 7, 2008, the Company entered into a Settlement Agreement and Mutual Release with Alliance, pursuant to which the parties released each other from all claims related to litigation and agreed to dismiss, with prejudice, the complaints filed against each other, in exchange for the payment of $1 million in cash by the Company to Alliance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FAMILYMEDS GROUP, INC.

By: /s/Edgardo A. Mercadante
Edgardo A. Mercadante, Chief Executive Officer, President and Chairman of the Board

Dated: January 9, 2008